Exhibit 10.2

OPERATING AGREEMENT

OF

THE GREEN DAY TECHNOLOGY, LLC

Upon valuable consideration, the persons named below as "Members" hereby covenant and agree to be bound to the following as their LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated this 1st day of May, 2011 (this "Agreement" or this "Operating Agreement") for THE GREEN DAY TECHNOLOGY, LLC, a limited liability company to be organized under the laws of the State of Florida (hereinafter known as "the LLC"):

PURPOSE OF LLC

The purpose of this LLC is to fulfill the installation of equipment that creates electricity from waste heat to produce 9 MW/hr. to fulfill 6 - 1.5 MW/hr.  Power Purchase Agreements with Pacific Gas & Electric at 6 separate land fill locations in Northern California. As per the member contributions and required services defined as follows

MEMBER CAPITAL CONTRIBUTIONS AND REQUIRED SERVICES

Member Name	Initial Capital Contribution	LLC Units	LLC Unit %

RTR LLC	Technology and	500	50%
a California LLC	6 Power Purchases Agreements

Steriwave Hungary Ltd	Loan of $23,000,000	500	50%
a British Corporation

RTR LLC will assign the rights to the 6- 1.5 MW/hr. Power Purchase Agreements (PPA) with Pacific Gas and Electric and provide the knowledge and expertise to deploy the Waste Heat to Electricity units at the 6 locations [see Exhibit I]

Steriwave Hungary Ltd will loan $23,000,000 to “ THE GREEN DAY TECHNOLOGY, LLC” in order to build and deploy the equipment as per the  6- PPA’s and be paid back the $23,000,000 as per the attached  schedule [see Exhibit II] from the gross profit on a 75% to Steriwave Hungary LTD and 25% to RTR LLC.   Once the loan is paid back then the Gross Profit will be split with 50% going to Steriwave Hungary LTD and 50% going to RTR LLC

RTR LLC is a wholly owned subsidiary of GDT TEK, Inc. a Florida Corporation

Steriwave Hungary Ltd is a United Kingdom Corporation

Exhibits

1.           List of the 6 Power Purchase Agreements with the 6 Agreements attached

II.           Revenue Model

III.           Cost of Equipment schedule

IV.           Disbursement schedule

ARTICLE I
DEFINITIONS

As used in this Operating Agreement, the following terms are to have the meaning as stated below:

"LLC" means "Limited Liability Company"

"the LLC" means “THE GREEN DAY TECHNOLOGY, LLC”.

"LLC Units" or "Units" means measures of ownership in the LLC. The capital structure of the LLC shall consist of Units all of the same class with equal rights for all purposes under this Operating Agreement.

"LLC Unit % (Percentage)" means, with respect to an LLC member, the percentage derived from the following fraction: number of LLC Units held by such Member divided by the total number of LLC Units held by all Members (and, thereafter, multiplying said fraction by 100 to arrive at a percentage).

"State Law" means the laws of the State of Florida.

"Vote in interest of LLC members" means a vote of the LLC members in which each LLC member shall have one vote per LLC Unit possessed; for example, a member possessing 150 LLC Units would have 150 votes in interest.

“Voting Majority” Since the LLC unit percentage (%) is split 50% to 50% then during the time of funding and then return of Capital, i.e. the $23,000,000  Steriwave will have an additional voting share providing them with a majority of voting rights till such time the $23,000,000 is paid back. After the funds are paid back then voting rights will revert to 50% to 50% with an independent third party to prevent deadlocks.

ARTICLE II
GENERAL PROVISIONS

Section 2.1 Formation. Articles of Organization will be filed with the Florida Secretary of State office once the Operating Agreement is approved by both Members or shall shortly be done so. The Members shall execute or cause to be executed all other instruments, certificates, notices and documents as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the LLC as a limited liability company under the laws of the State of Florida.

Section 2.2 Company Name. The name of the LLC is "THE GREEN DAY TECHNOLOGY, LLC" or such other name or names as may be selected by the Members from time to time and its business shall be carried on in such name with such variations and changes as the Members deem prudent.

Section 2.3 Purpose of the LLC. The purpose of the LLC is to engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Florida including, but not limited to, make a profit.

Section 2.4 Place of Business. The business address of the LLC shall be determined by the Members. The LLC may from time to time have such other place or places of business, within or without the State of Florida, as the Members may decide.

Section 2.5 Registered Agent. The registered agent of the LLC shall be determined by the Members who shall also possess the power to remove or replace a currently serving LLC registered agent.

Section 2.6 Business Transactions of a Member with the Company. A Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the LLC and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

Section 2.7 Company Property. No real or other property of the LLC shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the LLC.

Section 2.8 No Term To Existence. The LLC's existence shall commence on the date of the filing of the Article of Organization with the appropriate state office and, thereafter, the LLC's existence shall be perpetual without term.

Section 2.9 Accounting Period. The close of the LLC's year for financial statement and federal income tax purposes shall be as determined by the Members.

ARTICLE III
MEMBERS

Section 3.1 Members. The name, initial capital contribution, LLC Units and LLC Unit Percentage of the Members are set forth in the below table, which shall be amended from time to time to reflect the admission of new Members.

Member Name	Initial Capital Contribution	LLC Units	LLC Unit %

RTR LLC	Technology and	500	50%
	6 Power Purchases Agreements

Steriwave Hungary Ltd	Loan of $23,000,000	500	50%

Section 3.2 Admission of New Members. New members may be admitted to the LLC by an affirmative Majority vote in interest of LLC members.

Section 3.3 No Liability of Members. All debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC and no member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a member. This section does not prevent an LLC member, should he or she so choose, from separately agreeing to guaranty or otherwise become liable for a debt which is also one of the LLC.

Section 3.4 Access to Books and Records of LLC. Each LLC member shall have the right to inspect the books and records of the LLC during normal business hours after the giving of reasonable notice of this intent to the LLC custodian of said documents and information; however, each member gaining access to the books and records of the LLC shall hold this information confidential and only use LLC information for the furtherance of LLC business and interests or for making investment decisions regarding the member's LLC interest. Upon withdrawal or departure as a member of an LLC, a member shall deliver all LLC books and records in his or her possession to the remaining LLC members or managers.

Section 3.5 Actions by the Members; Meetings; Quorum.

a. The LLC members may take any action at a meeting in person, by proxy, or without a meeting by written resolution in accordance with Section 3.5(d). Meetings of LLC members may be conducted in person or by telephone conference. A voting proxy given by an LLC Member to another person must be in writing.

b. Voting. Each LLC member shall be entitled to vote upon all matters for which LLC members have the right to vote. All LLC member votes shall be tallied by interest under which each member shall be entitled to one vote for each LLC Unit possessed (for example, a member possessing 150 LLC Units shall be entitled to 150 votes upon any matter submitted to the LLC Members for a vote). Each vote per LLC Unit shall carry the same weight and have the same value, for voting purposes, as every other LLC Unit. Should state law create statutory situations where LLC member votes are to be taken on a one vote per member basis, votes per member (as opposed to per LLC Unit interest) shall be limited to those specific circumstances under which state law require such a vote. Since the LLC unit percentage (%) is split 50% to 50% then during the time of funding and then return of  Capital, i.e. the $23,000,000  Steriwave will have an additional voting share providing them with a majority of voting rights till such time the $23,000,000 is paid back. After the funds are paid back then voting rights will revert to 50% to 50% with an independent third party to prevent deadlocks.

c. Unless another percentage is given elsewhere in this operating agreement or by state law, all LLC member votes on any matter shall require an affirmative vote in interest by LLC members of LLC Unit in excess of 50% of the outstanding total to pass or approve the motion, resolution, or otherwise take action by the LLC members. For example, if there are 1000 LLC Units outstanding, a vote of 501 LLC Units in favor of a resolution is required for its passage unless the resolution involves a matter for which this operating agreement or state law requires a higher percentage.

d. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members with the percentage of votes (per LLC units) sufficient to approve the action pursuant to the terms of this Agreement resolve thereto in writing and the writing or writings are filed with the LLC records of actions taken by Members. In no instance where action is authorized by written resolution shall it be required that a meeting of Members is called or notice be given; however, upon passage, a copy of the action taken by written resolution of the members shall be sent promptly to all LLC members.

e. Meetings of Members may be called by any LLC member, or members, collectively holding 25% or more of the outstanding LLC Units upon seven (7) days written notice to the other LLC members. Notice of a meeting called for hereunder may be made by standard U.S. mail, electronic mail, or facsimile transmission and shall contain the time, place, and purpose of such meeting. A quorum for any action to be taken at a meeting of LLC members shall be LLC members present (in person, via telephone, or by proxy) holding more than 50% of the LLC Units. Any Member may through a written instrument waive the right to receive prior notice of a meeting of the Members as described herein.

f. Notwithstanding any other provision of this Agreement, the following actions shall require a majority vote in interest of the LLC members:
i. any merger, consolidation or other business combination;
ii. sale or other disposition of substantially all the assets of the LLC;
iii. dissolution of the LLC (unless Florida law requires another percentage);
iv. filing of a petition or commencing other proceedings seeking reorganization; liquidation, arrangement or other similar relief under any federal or state law relating to bankruptcy or insolvency;
v. the amendment or modification of any provision of this Agreement;
vi. the issuance of additional LLC Units (other than those issued pursuant to the founding of the LLC as set forth in Section 3.1 of this operating agreement) to any Member or other party including any other individual, trust, estate, corporation, partnership, limited liability company or any other incorporated or unincorporated entity ("Person") permitted to be a member of a limited liability company under the Act;
vii. the removal of any Member;
viii. the decision to appoint managers for the LLC under Article IV hereof.

Section 3.6 Power to Bind the LLC. No LLC member or group of members acting in their individual Capacity separate and apart from action as LLC members pursuant to this operating agreement shall have any authority to bind the LLC to any third party with respect to any matter.

Section 3.7 Members who are not individuals. Each Member who is an artificial entity or otherwise not an individual hereby represents and warrants to the LLC and each Member that such Member is:
(a) duly incorporated or formed (as the case may be),
(b) validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and
(c) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Section 3.8 Tax Matters.   Accountant  is hereby designated as the LLC's  Accountant  under Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall have all the powers and responsibilities of such position as provided in the Code and the Treasury Regulations there under. The LLC members may remove or replace the Tax Matters Partner by a vote of the majority in interest.

ARTICLE IV
MANAGEMENT

Section 4.1 Management of the LLC. This LLC shall be managed by its members; however, the LLC Members reserve the right to appoint Managers, who may also be Members, at a later date.

ARTICLE V
CAPITAL STRUCTURE

Section 5.1 Capital Structure. The capital structure of the LLC shall consist of one class of LLC Units each having equal rights under all provisions of this operating agreement.

Section 5.2 LLC Units. 1,000 LLC Units shall be issued to the Members, as set forth in Section 3.1 hereof, as part of the initial funding of the LLC; however, additional LLC units may be issued pursuant to a majority Vote in interest of LLC Members.

Section 5.3 Capital Contributions

a. Each Member shall contribute or shall have contributed, as an initial capital contribution ("Initial Capital Contribution") to the LLC the amounts set forth below. The break down between cash and Non cash contributions by the Members is as set forth in Table 2 of Attachment 1 hereto.

Member Name	Initial Cash Capital Contribution
RTR LLC	$ 500
Steriwave Hungary Ltd	$ 0

b. The Members shall complete their initial capital contributions to the capital contributions to the LLC within 20 days of the date of this agreement unless another date is agreed upon in writing by all the LLC Members. Any Member who fails to make the required initial capital contribution as set forth in this paragraph shall indemnify all other Members of the LLC for any losses or expenses (including reasonable attorney’s fees) that are caused by the failure to make the initial capital contribution as set forth herein.

Section 5.4 Additional Capital Contributions. Members may make additional capital contributions but shall not be required to do so.

Section 5.5 Raising Additional Capital. Additional capital may be raised by the LLC through sales of new LLC Units pursuant to an affirmative majority Vote in interest of LLC Members, see Section 5.2 above. Any Member resolution authorizing the raising of additional capital through the sale of LLC Units shall state, in reasonable detail, the purposes and uses of such additional capital and the amounts of additional capital required.

Section 5.6. Withdrawal Of Initial Capital Contributions. Except upon the dissolution or liquidation of the LLC as set forth herein or the unanimous vote of all Members, no Member shall have the right to withdraw its initial capital contributions listed in Section 5.3 above.

Section 5.7. No interest shall be paid upon any member's capital account.

Section 5.8. Maintenance of Capital Accounts. An individual capital account shall be maintained for each LLC Member consisting of the member's capital contributions and (1) increased by that member's share of LLC profits, (2) decreased by that member's share of LLC losses, and (3) further adjusted as required or allowed by the Internal Revenue Code (Title 26 of the United States Code) and / or all published Treasury Regulations (Title 26 of the Code of Federal Regulations). In all cases, the capital accounts of the members shall be accounted for in accordance with the Internal Revenue Code (Title 26 of the United States Code) and or all published Treasury Regulations (Title 26 of the Code of Federal Regulations).

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations to Capital Accounts. Except as may be required by the Internal Revenue Code (Title 26 of the United States Code) or the Treasury Regulations (Title 26 of the Code of Federal Regulations) or this Operating Agreement, net profits, net losses, and other items of income, gain, loss, deduction and credit of the LLC shall be allocated among the Members ratably in proportion to each Member's LLC Unit Percentage. For example, if a Member has an LLC Unit Percentage of 45%, he or she shall be allocated 45% of all profits or losses (and other allocation items) for any given tax year.

a. Notwithstanding the foregoing, no item of loss or deduction of the LLC shall be allocated to a Member to the extent such allocation would result in a negative balance in such Member's capital account if other Members then have positive balances in their capital accounts. Such loss or deduction shall be allocated first among the Members with positive balances in their capital accounts in proportion to (and to the extent of) such positive balances and thereafter to Members in accordance with their Unit Percentages.

Section 6.2 Tax Allocations. In the case of any special tax allocations allowed under the Internal Revenue Code or Treasury Regulations, the method of allocation and formula determined by the Tax Matters Accountant shall be followed so long as it complies with state law, the Internal Revenue Code, the Treasury Regulations, and fairly treats each Member. The method of tax allocation selected by the Tax Matters Partner shall be presumed to be "fair to all the members" and any Member or party challenging said allocation on these grounds shall bear the burden of proof.

Section 6.3 Distributions. The LLC Members, by resolution issued pursuant to this agreement, may make distributions to the Members from time to time in amounts it deems appropriate; however, no distribution shall be declared or made if, after giving it effect, the LLC would not be able to pay its debts as they become due in the usual course of business or the LLC's total assets would be less than the sum of its total liabilities.

ARTICLE VII
TRANSFERS OF UNITS; WITHDRAWAL, DEATH, REMOVAL OF MEMBER

Section 7.1 Transfer of LLC Units. No Member shall have the right to sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of all or any part of its LLC Units other than as follows:

a. Only upon the following conditions may an LLC Member assign, pledge or grant a security interest in its LLC Units: (a) the assignment, pledge or security interest shall not entitle the assignee, pledgee or security interest holder to participate in the management and affairs of the LLC, to become a Member, nor to vote the Member's LLC Units and (b) such assignee, pledgee, or security interest holder is only entitled to receive the distributions the Member would otherwise be entitled to absent the assignment, pledge, or security interest.

b. To another LLC Member. Members may freely sell, convey or otherwise transfer their LLC Units to another Member without prior approval of the LLC Members.

c. To non−LLC Members. Subject to other provisions in this section, no Member shall be entitled to sell, convey or otherwise transfer its LLC Units to a non−LLC Member without a prior affirmative majority vote in interest of LLC Members. Prior to the vote of LLC Members upon a proposed sale, the Member seeking authorization of the sale or transfer of its LLC Units shall provide all other LLC Members with written documents detailing the exact terms of the proposed sale.

d. Creditors and spouses of Member. Creditors of a Member cannot vote a Member's LLC units nor in any way assume ownership or management rights of a member in the LLC. At most, a creditor of a Member is entitled to seek a court order attaching distributions made by the LLC on account of the Member's LLC membership interest. A spouse or former spouse, unless fewer rights are granted to a spouse or former spouse by written agreement of a Member stands in the same position as a creditor of a Member under this agreement.

Section 7.2 Withdrawal of a Member.

a. Members shall have the unilateral right to resign or withdraw at any time from the LLC.

b. A Member is required to give thirty (30) days written notice to each of the other LLC Members to initiate a withdrawal. In this notice, the withdrawing Member shall state an effective date for his or her withdraw and said date must be at least thirty (30) days after delivery of notice to all other LLC members and be the last day of a month (i.e., the 30th or the 31st). Upon receipt of said notice, the LLC Members shall promptly take any vote required under this agreement for withdrawal of a Member and, if the vote is in a sufficient affirmative percentage as called for under this agreement, the remaining LLC members shall cause a reasonably prompt preparation of financial statements for the LLC as of the effective date of withdrawal for said Member.

c. Upon withdrawal, the withdrawing Member shall receive, in exchange for his or her LLC Units, the Withdrawal Compensation Amount to be paid within 1 year of the effective date of the Member's withdrawal.

d. The "Withdrawal Compensation Amount" is defined herein as 100% of the withdrawing member's capital account.

e. Should the LLC fail to perform upon its obligation under this section to make payments when due, in addition to any other remedies possessed, the LLC shall be liable to the withdrawing Member for interest upon the amount of any deficiency at the rate of 7% per annum (compounded annually) computed from the date that said deficient payment was due under this agreement.

f. Any withdrawing LLC member possessing a negative capital account upon the effective date of withdrawal shall have a duty to repay the negative balance of his or her capital account to the LLC upon withdrawal.

g. Upon withdrawal, the withdrawing Member shall have no continuing obligations to the LLC other than pursuant to state law, this Agreement or other applicable laws or such obligations as expressly assumed by such Members.

h. A withdrawing Member shall retain the right to vote as an LLC Member up until the effective date of his or her withdrawal, at which time, the withdrawing Member's LLC Units shall be considered transferred back to the LLC and the person who has withdrawn shall no longer be considered a Member of the LLC. If a withdrawing Member was also a "Manager" of the LLC, the withdrawing Member shall resign as a Manager immediately upon giving notice of to the other LLC Members of his or her intent to withdraw.

Section 7.3 Death Of Member.

a. Upon the death of a Member, the remaining LLC Members shall cause a prompt preparation of financial statements for the LLC as of the end of the month in which the Member died which shall be the effective date of death for the deceased Member for accounting purposes under this agreement. For purposes of this section, if LLC Units are titled in the name of a revocable trust, the trustee of said revocable trust shall be treated as the Member.

b. The estate of the deceased Member (or his revocable trust if the LLC Units were so titled) shall receive, in exchange for his or her LLC Units, the Death Compensation Amount to be paid within 2 years of the effective date of the Member's death. The payments shall be made in two equal installments payable at the annual anniversary of the effective date of death with no interest neither being due nor owing upon the outstanding amount.

c. The "Death Compensation Amount" is defined herein as an amount agreed upon between a majority in interest of the remaining LLC Members and the estate of the deceased Member (or his or her revocable trust should the LLC Units been titled in its name) as the fair market value of the deceased Member's LLC Units. Should the parties be unable to agree upon a value for the deceased Member's LLC Units, they shall file a declaratory judgment petition with a court having jurisdiction where the LLC's principal place of business is located and ask the court determine the fair market value of the deceased Member's LLC Units should the enterprise be sold on the open market, between a willing buyer and a willing seller, in a commercially reasonable manner upon the effective date of death.

d. Should the LLC fail to perform upon its obligation under this section to make payments when due, in addition to any other remedies possessed, the LLC shall be liable to the deceased Member's estate or revocable trust (as the case may be) for interest upon the amount of any deficiency at the rate of 7% per annum (compounded annually) computed from the date that said deficient payment was due under this agreement.

e. Upon death, the estate of the deceased Member (or his or her revocable trust, as the case may be) shall have no continuing obligations to the LLC other than pursuant to state law, this Agreement or other applicable laws or such obligations as expressly assumed by said Member.

Section 7.4 Removal of Member.

a. A Member may be involuntarily removed from the LLC only under either of the following circumstances: (1) the Member is required to provide services to the LLC (as reflected in this agreement), said Member is not substantially performing the promised services, and a majority in interest of LLC Members vote for removal or (2) the Member has defaulted upon its obligations under this agreement to make capital contributions (or loans) to the LLC.

b. In the case of a removal for failure to perform required services, 60 days prior to any vote to remove, the other LLC Members shall cause a notice to be issued to the Member in question stating that they shall bring to a vote of the LLC Members a motion to remove said Member within 60 days for unsatisfactory performance of required services and detail specific instances or tasks that were allegedly not satisfactorily performed. The other LLC Members shall then give the Member in question a good faith opportunity to cure the deficiencies in performance of services prior to the vote of removal. The period of this good faith opportunity to cure need not extend beyond 60 days. If the Member in question completes a cure within 60 days of receiving the aforementioned notice, then the motion pending before the LLC Members for removal shall be withdrawn.

c. In the case of a removal for failure to make required capital contributions, 30 days prior to any vote to remove, the other LLC Members shall cause a notice to be issued to the Member in question stating that they shall bring to a vote of the LLC Members a motion to remove said Member within 30 days for non−payment of required capital contributions. The Member in question shall then have 30 days within which to cure the default which shall consist of making all required capital contributions plus 7% per annum interest (compounded annually) upon the amount of any deficiency computed from the date said contribution was due to be made to the LLC. If the Member in question completes this cure within 30 days of receiving the aforementioned notice, then the motion pending before the LLC Members for removal shall be withdrawn and the Member in question shall, henceforth, be consider in good standing. If, however, the 30 day cure period expires and the Member in question fails to make the required capital contribution plus interest on the deficiency, then this Member shall be barred from voting on the motion for removal.

d. If, after complying with the above notice and cure provisions, an affirmative vote of majority vote in interest of LLC Members is made to remove the Member in question, then, as of that moment, this person shall no longer be entitled to exercise any rights, powers or privileges of a Member and his or her LLC Units shall be considered redeemed by the LLC. In the case of removal for failure to make require capital contributions, the majority in interest shall be determined without regard to the LLC interest of the member to be removed. For example, if the member to be removed holds a 20% interest, only a majority percentage of the remaining 80% LLC interest is required to effect removal.

e. Upon the affirmative majority vote in interest of LLC Members to remove a Member, the remaining LLC members shall cause a prompt preparation of financial statements for the LLC as of the end of the month in which the resolution was passed by the LLC Members removing said Member and this shall be the effective date of removal for the Member for accounting purposes only under this agreement.

f. The removed Member shall receive in exchange for his or her LLC Units the Removal Compensation Amount to be paid within 1 year of the effective date of the Member's removal.

g. The "Removal Compensation Amount" is defined herein as 100% of the removed member's capital account.

h. Should the LLC fail to perform upon its obligation under this section to make payments when due, in addition to any other remedies possessed, the LLC shall be liable to the removed Member for interest upon the amount of any deficiency at the rate of 7% per annum (compounded annually) computed from the date that said deficient payment was due under this agreement.

ARTICLE VIII
DISSOLUTION OF THE COMPANY

Section 8.1 Dissolution. The LLC shall be dissolved upon the occurrence of the following event (hereinafter, a "Liquidation Event"): a majority vote in interest of Members to dissolve the LLC. Despite any provision of state law to the contrary, no other event including (but not limited to) the withdrawal, removal, death, insolvency, liquidation, dissolution, expulsion, bankruptcy, or physical or mental incapacity of a Member shall cause the existence of the LLC to terminate or dissolve.

Section 8.2 Liquidation.

a. Should a Liquidation Event occur, the LLC shall then be liquidated and its affairs shall be wound  up including preparation of final financial statements and an accounting by (or at the direction of) the LLC Members. All proceeds from the liquidation shall be distributed in accordance with state law, and all LLC Units shall, thereafter, be canceled. Distributions to the Members shall be made in accordance, and proportion, with the Members' relative Capital Account balances.

b. Final distributions to Members shall not be made until all liabilities have been satisfied and any contingent claims against the LLC have been resolved.

c. Upon the completion of the liquidation and distribution of the LLC's assets, the LLC shall be terminated and the Managers shall cause the Company to execute and file a certificate of cancellation in accordance with state law.

ARTICLE IX
Exculpation Of Liability: Indemnification

Section 9.1 Exculpation of Liability. Unless otherwise provide by law or expressly assumed, a person who is a Member or Manager, or both, shall not be liable for the acts, debts or liabilities of the LLC to Third parties i.e., persons other than the LLC or LLC Members.

Section 9.2 Indemnification. Except as otherwise provided in this Article, the LLC shall indemnify any Member or Manager (and may indemnify any employee or agent) of the LLC who was or is a party or is threatened to be made a party to a potential, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or in the right of the LLC, by reason of the fact that such person is or was a Member, Manager, employee or agent of the LLC. Indemnification shall be limited to expenses, including attorney's fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if, and only if, the person acted in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances. For persons other than Members or Managers of the LLC, indemnification shall only be made after an affirmative vote of a majority in interest of LLC Members.

ARTICLE X
MISCELLANEOUS

Section 10.1 Amendment of Operating Agreement. This Agreement may be amended by, and only by, a written resolution setting forth in detail the amendment and signed by sufficient Members to reflect a majority vote interest of LLC Members in favor of said amendment.

Section 10.2 Successors. This Agreement shall be binding as upon all successors in interest of the Members which includes, but is not limited to, executors, personal representatives, estates, trustees, heirs, beneficiaries, assignees, nominees, and creditors of the Members.

Section 10.3 Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. Each Member, by signing this agreement, hereby submits to personal and subject matter jurisdiction in the State of Florida of any dispute between or among the Members, the LLC, and the LLC Managers connected to or regarding the business of, or investment in, the LLC.

Section 10.5 Severability; Standard for Interpretation. If it shall be determined by a court or other competent body that any provision or wording of this Agreement shall be invalid or unenforceable under state or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. Whenever two or more interpretations of the provisions or wording of this Agreement shall be possible, the interpretation or construction which leads to the enforcement and validity of any provision of this Agreement shall be favored and deemed to be the intended interpretation of the parties to this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement as of the date first above written as Members:

MEMBER	MEMBER
/s/ Albert Reda	/s/ A.J. Eyre
RTR LLC	Steriwave Hungary Ltd